                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)

                       Fusion Medical Technologies, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
                    ----------------------------------------
                         (Title of Class of Securities)

                                  0003611281
                    ----------------------------------------
                                 (CUSIP Number)

                                 April 9, 2001
                    ---------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]   Rule 13d-1(b)

                              [X]   Rule 13d-1(c)

                              [ ]   Rule 13d-1(b)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 0003611281                13G                    Page   of   Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Alloy Ventures 2000, LLC ("Alloy 2000")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    2,559,726 shares, of which 511,945 shares are issuable
                          pursuant to warrants that are exercisable within 60
                          days, 1,486,457 shares are directly owned by Alloy
                          Ventures 2000, L.P. ("Alloy Ventures"), 306,489 shares
                          are directly owned by Alloy Investors 2000, L.P.
                          ("Alloy Investors"), 178,648 shares are directly owned
                          by Alloy Corporate 2000, L.P. ("Alloy Corporate") and
                          76,187 shares are directly owned by Alloy Partners
                          2000, L.P. ("Alloy Partners"). Alloy 2000, the general
                          partner of Alloy Ventures, Alloy Investors, Alloy
                          Corporate and Alloy Partners, may be deemed to have
                          sole voting power to vote these shares and Craig
    NUMBER OF             Taylor ("Taylor"), Douglas E. Kelly ("Kelly"), John F.
                          Shoch ("Shoch") and Tony Di Bona ("Di Bona"), the
      SHARES              managing members of Alloy 2000, may be deemed to have
                          shared power to vote these shares.
   BENEFICIALLY    -------------------------------------------------------------
                          SHARED VOTING POWER
     OWNED BY        6
                          0 shares
       EACH
                   -------------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7    2,559,726 shares, of which 511,945 shares are issuable
     PERSON               pursuant to warrants that are exercisable within 60
                          days, 1,486,457 shares are directly owned by Alloy
      WITH:               Ventures, 306,489 are directly owned by Alloy
                          Investors, 178,648 shares are directly owned by Alloy
                          Corporate and 76,187 shares are directly owned by
                          Alloy Partners. Alloy 2000, the general partner of
                          Alloy Ventures, Alloy Investors, Alloy Corporate and
                          Alloy Partners, may be deemed to have sole dispositive
                          power to dispose of these shares and Taylor, Kelly,
                          Shoch and Di Bona, the managing members of Alloy 2000,
                          may be deemed to have shared power to dispose of these
                          shares.
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,559,726 shares
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      17.6%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO
--------------------------------------------------------------------------------

  CUSIP NO. 0003611281                13G                    Page   of   Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Alloy Ventures 2000, L.P. ("Alloy Ventures")

      Tax I.D. Number: 77-0539231
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    1,858,071 shares, of which 371,614 shares are issuable
                          pursuant to warrants that are exercisable within 60
                          days. Alloy 2000, the general partner of Alloy
                          Ventures, may be deemed to have sole voting power to
                          vote these shares and Taylor, Kelly, Shoch and Di
                          Bona, the managing members of Alloy 2000, may be
    NUMBER OF             deemed to have shared power to vote these shares.
                   -------------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           0 shares

     OWNED BY      -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          7    1,858,071 shares, of which 371,614 shares are issuable
                          pursuant to warrants that are exercisable within 60
     REPORTING            days. Alloy 2000, the general partner of Alloy
                          Ventures, may be deemed to have sole dispositive power
      PERSON              to dispose of these shares and Taylor, Kelly, Shoch
                          and Di Bona, the managing members of Alloy 2000, may
       WITH:              be deemed to have shared power to dispose of these
                          shares.
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,658,071 shares
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.8%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
--------------------------------------------------------------------------------

  CUSIP NO. 0003611281                13G                    Page   of   Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Alloy Investors 2000, L.P. ("Alloy Ventures")

      Tax I.D. Number: 77-0539235
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    383,111 shares, of which 76,622 shares are issuable
                          pursuant to warrants that are exercisable within 60
                          days. Alloy 2000, the general partner of Alloy
                          Investors, may be deemed to have sole voting power to
                          vote these shares and Taylor, Kelly, Shoch and Di
                          Bona, the managing members of Alloy 2000, may be
     NUMBER OF            deemed to have shared power to vote these shares.
                   -------------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           0 shares

     OWNED BY      -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          7    383,111 shares, of which 76,622 shares are issuable
                          pursuant to warrants that are exercisable within 60
     REPORTING            days. Alloy 2000, the general partner of Alloy
                          Investors, may be deemed to have sole dispositive
      PERSON              power to dispose of these shares and Taylor, Kelly,
                          Shoch and Di Bona, the managing members of Alloy 2000,
       WITH:              may be deemed to have shared power to dispose of these
                          shares.
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      383,111 shares
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      2.6%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
--------------------------------------------------------------------------------

  CUSIP NO. 0003611281                13G                    Page   of   Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Alloy Corporate 2000, L.P. ("Alloy Corporate")

      Tax I.D. Number: 77-0539236
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    223,310 shares, of which 44,662 shares are issuable
                          pursuant to warrants that are exercisable within 60
                          days. Alloy 2000, the general partner of Alloy
                          Corporate, may be deemed to have sole voting power to
                          vote these shares and Taylor, Kelly, Shoch and Di
     NUMBER OF            Bona, the managing members of Alloy 2000, may be
                          deemed to have shared power to vote these shares.
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 shares
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    223,310 shares, of which 44,662 shares are issuable
     REPORTING            pursuant to warrants that are exercisable within 60
                          days. Alloy 2000, the general partner of Alloy
      PERSON              Corporate, may be deemed to have sole dispositive
                          power to dispose of these shares and Taylor, Kelly,
       WITH:              Shoch and Di Bona, the managing members of Alloy 2000,
                          may be deemed to have shared power to dispose of these
                          shares.
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      223,310 shares
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.5%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
--------------------------------------------------------------------------------

  CUSIP NO. 0003611281                13G                    Page   of   Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Alloy Partners 2000, L.P. ("Alloy Partners")

      Tax I.D. Number: 77-0539233
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    95,234 shares, of which 19,047 shares are issuable
                          pursuant to warrants that are exercisable within 60
                          days. Alloy 2000, the general partner of Alloy
                          Partners, may be deemed to have sole voting power to
                          vote these shares and Taylor, Kelly, Shoch and Di
     NUMBER OF            Bona, the managing members of Alloy 2000, may be
                          deemed to have shared power to vote these shares.
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 shares
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    95,234 shares, of which 19,047 shares are issuable
     REPORTING            pursuant to warrants that are exercisable within 60
                          days. Alloy 2000, the general partner of Alloy
      PERSON              Partners, may be deemed to have sole dispositive power
                          to dispose of these shares and Taylor, Kelly, Shoch
       WITH:              and Di Bona, the managing members of Alloy 2000, may
                          be deemed to have shared power to dispose of these
                          shares.
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      95,234 shares
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
--------------------------------------------------------------------------------

  CUSIP NO. 0003611281                13G                    Page   of   Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Craig Taylor ("Taylor")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          78,439 shares

                   -------------------------------------------------------------
                          SHARED VOTING POWER
                     6    2,559,726 shares, of which 511,945 shares are issuable
                          pursuant to warrants that vest within 60 days,
                          1,486,457 shares are directly owned by Alloy Ventures,
                          306,489 shares are directly owned by Alloy Investors,
                          178,648 shares are directly owned by Alloy Corporate
     NUMBER OF            and 76,187 shares are directly owned by Alloy
                          Partners. Alloy 2000, the general partner of Alloy
      SHARES              Ventures, Alloy Investors, Alloy Corporate and Alloy
                          Partners, may be deemed to have sole voting power to
   BENEFICIALLY           vote of these shares and Taylor, a managing member of
                          Alloy 2000, may be deemed to have shared power to vote
     OWNED BY             these shares.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
     REPORTING            78,439 shares

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8    2,559,726 shares, of which 511,945 shares are issuable
                          pursuant to warrants that vest within 60 days,
                          1,486,457 shares are directly owned by Alloy Ventures,
                          306,489 shares are directly owned by Alloy Investors,
                          178,648 shares are directly owned by Alloy Corporate
                          and 76,187 shares are directly owned by Alloy
                          Partners. Alloy 2000, the general partner of Alloy
                          Ventures, Alloy Investors, Alloy Corporate and Alloy
                          Partners, may be deemed to have sole dispositive power
                          to dispose of these shares and Taylor, a managing
                          member of Alloy 2000, may be deemed to have shared
                          power to dispose of these shares.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,638,165 shares
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      18.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
--------------------------------------------------------------------------------

  CUSIP NO. 0003611281                13G                    Page   of   Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Douglas E. Kelly ("Kelly")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          35,874 shares

                   -------------------------------------------------------------
                          SHARED VOTING POWER
                     6    2,559,726 shares, of which 511,945 shares are issuable
                          pursuant to warrants that vest within 60 days,
                          1,486,457 shares are directly owned by Alloy Ventures,
                          306,489 are directly owned by Alloy Investors, 178,648
                          shares are directly owned by Alloy Corporate and
    NUMBER OF             76,187 shares are directly owned by Alloy Partners.
                          Alloy 2000, the general partner of Alloy Ventures,
      SHARES              Alloy Investors, Alloy Corporate and Alloy Partners,
                          may be deemed to have sole voting power to vote of
   BENEFICIALLY           these shares and Kelly, a managing member of Alloy
                          2000, may be deemed to have shared power to vote these
     OWNED BY             shares.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
     REPORTING            35,874 shares

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8    2,559,726 shares, of which 511,945 are issuable
                          pursuant to warrants that vest within 60 days,
                          1,486,457 are directly owned by Alloy Ventures,
                          306,489 are directly owned by Alloy Investors, 178,648
                          shares are directly owned by Alloy Corporate and
                          76,187 shares are directly owned by Alloy Partners.
                          Alloy 2000, the general partner of Alloy Ventures,
                          Alloy Investors, Alloy Corporate and Alloy Partners,
                          may be deemed to have sole dispositive power to
                          dispose of these shares and Kelly, a managing member
                          of Alloy 2000, may be deemed to have shared power to
                          dispose of these shares.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,595,600 shares
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      17.8%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
--------------------------------------------------------------------------------

  CUSIP NO. 0003611281                13G                    Page   of   Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      John F. Shoch ("Shoch")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          65,783 shares

                   -------------------------------------------------------------
                          SHARED VOTING POWER
                     6    2,559,726 shares, of which 511,945 shares are issuable
                          pursuant to warrants that vest within 60 days,
                          1,486,457 shares are directly owned by Alloy Ventures,
                          306,489 shares are directly owned by Alloy Investors,
                          178,648 shares are directly owned by Alloy Corporate
     NUMBER OF            and 76,187 shares are directly owned by Alloy
                          Partners. Alloy 2000, the general partner of Alloy
      SHARES              Ventures, Alloy Investors, Alloy Corporate and Alloy
                          Partners, may be deemed to have sole voting power to
    BENEFICIALLY          vote of these shares and Shoch, a managing member of
                          Alloy 2000, may be deemed to have shared power to vote
      OWNED BY            these shares.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
     REPORTING            65,783 shares

       PERSON      -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
        WITH:        8    2,559,726 shares, of which 511,945 shares are issuable
                          pursuant to warrants that vest within 60 days,
                          1,486,457 shares are directly owned by Alloy Ventures,
                          306,489 shares are directly owned by Alloy Investors,
                          178,648 shares are directly owned by Alloy Corporate
                          and 76,187 shares are directly owned by Alloy
                          Partners. Alloy 2000, the general partner of Alloy
                          Ventures, Alloy Investors, Alloy Corporate and Alloy
                          Partners, may be deemed to have sole dispositive power
                          to dispose of these shares and Shoch, a managing
                          member of Alloy 2000, may be deemed to have shared
                          power to dispose of these shares.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,625,509 shares
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      18.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
--------------------------------------------------------------------------------

  CUSIP NO. 0003611281                13G                    Page   of   Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Tony Di Bona ("Di Bona")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Australia
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          5,772 shares

                   -------------------------------------------------------------
                          SHARED VOTING POWER
                     6    2,559,726 shares, of which 511,945 shares are issuable
                          pursuant to warrants that vest within 60 days,
                          1,486,457 shares are directly owned by Alloy Ventures,
                          306,489 shares are directly owned by Alloy Investors,
                          178,648 shares are directly owned by Alloy Corporate
    NUMBER OF             and 76,187 shares are directly owned by Alloy
                          Partners. Alloy 2000, the general partner of Alloy
     SHARES               Ventures, Alloy Investors, Alloy Corporate and Alloy
                          Partners, may be deemed to have sole voting power to
   BENEFICIALLY           vote of these shares and Di Bona, a managing member of
                          Alloy 2000, may be deemed to have shared power to vote
     OWNED BY             these shares.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
     REPORTING            5,772 shares

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8    2,559,726 shares, of which 511,945 shares are issuable
                          pursuant to warrants that vest within 60 days,
                          1,486,457 shares are directly owned by Alloy Ventures,
                          306,489 shares are directly owned by Alloy Investors,
                          178,648 shares are directly owned by Alloy Corporate
                          and 76,187 shares are directly owned by Alloy
                          Partners. Alloy 2000, the general partner of Alloy
                          Ventures, Alloy Investors, Alloy Corporate and Alloy
                          Partners, may be deemed to have sole dispositive power
                          to dispose of these shares and Di Bona, a managing
                          member of Alloy 2000, may be deemed to have shared
                          power to dispose of these shares.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,565,498 shares
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      17.7%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
--------------------------------------------------------------------------------

Item 1.
          (a)  Name of Issuer:
               Fusion Medical Technologies, Inc.
          (b)  Address of Issuer's Principal Executive Offices:
               1615 Plymoth Street, Mountain View, CA  94043
Item 2.
          (a)  Name of Persons Filing:
               Alloy Ventures 2000, LLC
               Alloy Ventures 2000, L.P.
               Alloy Investors 2000, L.P.
               Alloy Corporate 2000, L.P.
               Alloy Partners 2000, L.P.

               Craig C. Taylor
               Douglas E. Kelly
               John F. Shoch
               Tony Di Bona

          (b)  Address of Principal Business Office or, if none, Residence:
               Alloy Ventures
               480 Cowper Street, Second Floor
               Palo Alto, CA  94301

          (c)  Citizenship:
               The following entities are organized in California:
               Alloy Ventures 2000, LLC
               Alloy Ventures 2000, L.P.
               Alloy Investors 2000, L.P.
               Alloy Corporate 2000, L.P.
               Alloy Partners 2000, L.P.

               Individuals:
               Craig C. Taylor    United States
               Douglas E. Kelly   United States
               John F. Shoch      United States
               Tony Di Bona       Australia

          (d)  Title of Class of Securities    Common Stock

          (e)  CUSIP Number  0003611281

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
          (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);
          (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
               78c);
          (c) [ ] Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);
          (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

          (e) [ ] An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E);
          (f)  [ ] An employee benefit plan or endowment fund in accordance with
               (S)240.13d-1(b)(1)(ii)(F);
          (g)  [ ] A parent holding company or control person in accordance with
               (S)240.13d-1(b)(ii)(G);
          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)  [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

Item 4.   Ownership

          (a)  Amount Beneficially Owned:
               See Row 9 of cover page for each Reporting Person.
          (b)  Percent of Class:
               See Row 11 of cover page for each Reporting Person.
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote:
                     See Row 5 of cover page for each Reporting Person.
               (ii)  Shared power to vote or to direct the vote:
                     See Row 6 of cover page for each Reporting Person.
               (iii) Sole power to dispose or to direct the disposition of:
                     See Row 7 of cover page for each Reporting Person.
               (iv)  Shared power to dispose or to direct the disposition of:
                     See Row 8 of cover page for each Reporting Person.

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of a Group.

          Not Applicable.

Item 10.  Certification

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURES

Dated: April 17, 2001

                                       ALLOY VENTURES 2000, LLC

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member

                                       ALLOY VENTURES 2000, L.P.

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member

                                       ALLOY INVESTORS 2000, L.P.

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member

                                       ALLOY CORPORATE 2000, L.P.

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member

                                       ALLOY PARTNERS 2000, L.P.

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member


                                       /s/ Craig C. Taylor
                                       -----------------------------------------
                                       CRAIG TAYLOR

                                       /s/ Douglas E. Kelly
                                       -----------------------------------------
                                       DOUGLAS E. KELLY

                                       /s/ John F. Shoch
                                       -----------------------------------------
                                       JOHN F. SHOCH

                                       /s/ Tony Di Bona
                                       -----------------------------------------
                                       TONY DI BONA

                                   EXHIBIT A

                           Agreement of Joint Filing


     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Fusion Medical Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

     Executed this 17th day of April, 2001.

                                       ALLOY VENTURES 2000, LLC

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member

                                       ALLOY VENTURES 2000, L.P.

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member

                                       ALLOY INVESTORS 2000, L.P.

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member

                                       ALLOY CORPORATE 2000, L.P.

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member

                                       ALLOY PARTNERS 2000, L.P.

                                       By:   /s/ Tony Di Bona
                                          --------------------------------------
                                             Tony Di Bona, Managing Member


                                       /s/ Craig C. Taylor
                                       -----------------------------------------
                                       CRAIG TAYLOR

                                       /s/ Douglas E. Kelly
                                       -----------------------------------------
                                       DOUGLAS E. KELLY

                                       /s/ John F. Shoch
                                       -----------------------------------------
                                       JOHN F. SHOCH

                                       /s/ Tony Di Bona
                                       -----------------------------------------
                                       TONY DI BONA